Exhibit 99.12

Letter dated May 2, 2016 from Stockholders

Spear Point Capital Management LLC

400 Poydras Street, Suite 2100

New Orleans, LA 70130

May 2, 2016

Via Email, Facsimile and Federal Express

Board of Directors

TheStreet, Inc.

14 Wall Street, 15th Floor

New York, New York 10005

Attention:                                         Eric F. Lundberg, Chief Financial Officer and Corporate Secretary

Sarah Fay, Chair, Nominating and Governance Committee

Re:                             Supplement of Notice of Nomination of Directors for Election

at the 2016 Annual Meeting of Stockholders of TheStreet, Inc. (the “Corporation”)

Ladies and Gentlemen:

Reference is made to the letter dated March 10, 2016 (the “Notice”) submitted by and on behalf of Spear Point Capital Fund LP, Spear Point Condor LP, FiveMore Special Situations Fund Ltd, and FiveT Investment Management Ltd (each a “Stockholder” and collectively, the “Stockholders”) which provided due notice of the Stockholders’ determination to nominate Johannes Minho Roth and Alexius John Benedict Fenwick (the “Nominees”) for election to the Board of Directors (the “Board”) of the Corporation at the 2016 Annual Meeting of Stockholders of the Corporation (the “Annual Meeting”).  As described herein, this letter (this “Supplement”) hereby supplements the Notice and the information provided therein.

Pursuant to the requirements set forth in the Corporation’s Corporate Governance Guidelines, the Corporation’s Policy Governing Director Qualifications and Nominations, and the Amended and Restated By-Laws of the Corporation (collectively, the “Policies”), the Stockholders undertook to supplement certain information regarding their ownership of common stock, par value $.01 per share (the “Common Stock”), of the Corporation, derivative instruments, and certain other matters as provided in the Policies, not later than ten (10) days after the record date for determining the stockholders entitled to notice of the Annual Meeting and/or to vote at the Annual Meeting, in order to disclose such ownership as of such record date.  (See, Corporation’s By-Laws, Art. II, Sec. 7(a)2.(C)(2)).

In its Proxy Statement filed with the Securities and Exchange Commission (“SEC”) on April 29, 2016, the Corporation announced that the Board fixed April 18, 2016 as the record date (the “Record Date”) with respect to determining stockholders entitled to notice of and to vote at the Annual Meeting.  Since the Record Date was not disclosed until more than ten (10) days after the Record Date, the Corporation prevented the Stockholders from providing the supplemental ownership information required by the Policies within the ten (10) day period set forth in the Policies.  The Stockholders are providing such supplemental information herein.

Therefore, please be advised that, as of the Record Date, Spear Point Condor LP owns 1,167,802 shares of Common Stock, Spear Point Capital Fund LP owns 572,582 shares of Common Stock, FiveMore Special Situations Fund Ltd owns 1,200,0000 shares of Common Stock and FiveT Investment Management Ltd owns 500,0000 shares of Common Stock.  Each Stockholder owns such respective shares of Common Stock directly and of record.

The Stockholders filed a Schedule 13D (as may be amended from time to time, the “Schedule 13D”) with the SEC on March 8, 2016, filed an amendment thereto on March 11, 2016 and have filed or will file a further amendment thereto on the date hereof.  Reference is hereby made to the Schedule 13D.  A copy of the amendment to the Schedule 13D which has been or will be filed today is attached hereto as Exhibit A and is incorporated herein by reference.

Furthermore, as of the Record Date, except as stated in the Schedule 13D, or as otherwise stated in this Supplement, each of the Stockholders hereby states that it (i) it does not, directly or indirectly, own beneficially any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”), and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (ii) it is not party to any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote, directly or indirectly, any shares of any security of the Corporation other than to the extent to which that certain Agreement, dated March 8, 2016, by and among the Stockholders and the other persons identified therein, which is attached to the Schedule 13D as Exhibit 99.2, could be characterized as such, (iii) it does not have any short interest in any security of the Corporation held by each such party (with the understanding that for these purposes, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (iv) it does not have any rights to dividends on the shares of the Corporation owned beneficially directly or indirectly by each such party that are separated or separable from the underlying shares of the Corporation, except to the extent, and in the same manner, that such rights are afforded to holders of Common Stock pursuant to the Corporation’s certificate of incorporation, (v) it does not have any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which it is a general partner nor does it, directly or indirectly, beneficially own an interest in a general partner, and (vi) it does not have any performance-related fees (other than an asset-based fee) that it is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice.  The terms of the Stockholders’ partnership agreements include customary incentive allocations to their general partners based on increases in the net asset value.

All Exhibits or other attachments hereto, and any other information or documents referred to herein or therein, are hereby incorporated into, and made part of, this Supplement.  Accordingly, all matters disclosed in any part of this Supplement, including the Exhibits, attachments or other documents or information incorporated herein, should be deemed disclosed for all purposes of this Supplement and the Notice.

Unless expressly indicated otherwise herein, information is set forth herein as of the close of business on the date hereof. Neither the delivery of this Supplement, the Notice, any other correspondence or communication from the Stockholders, nor any delivery by any Stockholder or Nominee of additional information to the Corporation from and after the date of the Notice shall be deemed to constitute an admission by any Stockholder, Nominee or any of their respective affiliates (if any) that such delivery is required or that each and every item or any item of information is required or as to the legality or enforceability of any notice requirement or any other matter, or a waiver by any Stockholder, Nominee or any of their respective affiliates (if any) of their right to contest or challenge, in any way, the validity or enforceability of any notice requirement or any other matter (including actions taken by the Board in anticipation of, or following receipt of, the Notice, this Supplement, or any other correspondence or communication from the Stockholders).

In the event any statement or other information in this Supplement or in the Notice is not correct, or to the extent any applicable information has been omitted from this Supplement or the Notice, the Stockholders and Nominees reserve the right to correct and/or supplement any such statement or other information set forth in this Supplement or in the Notice.

[Signature pages follow]

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Stockholder Signature Page

IN WITNESS WHEREOF, the Stockholders have caused this Notice to be duly executed and delivered on the date and year first above written:

SPEAR POINT CAPITAL FUND LP
SPEAR POINT CONDOR LP

By: SPEAR POINT CAPITAL MANAGEMENT LLC

By:	/s/ Ernest C. Mysogland
	Name:	Ernest C. Mysogland
	Title:	Managing Member

Addresses for Notices:

SPEAR POINT CAPITAL FUND LP

SPEAR POINT CONDOR LP

c/o Spear Point Capital Management LLC

400 Poydras Street, Suite 2100

New Orleans, LA 70130

Phone: (504) 252-1369

Fax: (203) 621-3180

Attention: Ernest C. Mysogland

Stockholder Signature Page

IN WITNESS WHEREOF, the Stockholders have caused this Notice to be duly executed and delivered on the date and year first above written:

FIVEMORE SPECIAL SITUATIONS FUND LTD
FIVET INVESTMENT MANAGEMENT LTD

By: FIVET CAPITAL AG

By:	/s/ Johannes M. Roth
	Name:	Johannes M. Roth
	Title:	CEO

Address for Notices:

FiveMore Special Situations Fund Ltd

FiveT Investment Management Ltd

c/o FiveT Capital AG

Allmendstrasse 140

8041 Zurich, Switzerland

+41 43 3222510

Exhibit A

Copy of Schedule 13D Amendment No. 2 dated May 2, 2016

[Copy of this Amendment No. 2 provided]